Exhibit 99.1

Lincoln Educational Services Reports Strong Third Quarter Results;
Third Quarter Net Income More than Doubles as Revenue Rises 8.5%;
15.3% Student Start Growth

Conference call today at 10 a.m. ET

WEST ORANGE, N.J., November 11, 2020 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported operating and financial results for the third quarter ended September 30, 2020 as well as recent business developments.

Operational and Financial Highlights for the Third Quarter Ended September 30, 2020
(as compared to quarter ending September 30, 2019)

•	8.5% revenue growth with 10.1% and 7.9% growth for Healthcare and Other Professions Segment and Transportation and Skilled Trades Segments, respectively

•	15.3% increase in student starts with 10.6% and 17.2% increases for Healthcare and Other Professions Segment and Transportation and Skilled Trades Segment, respectively

•	9.6% increase in ending student population

•	36.3% increase in EBITDA to $5.6 million

•	Net Income of $3.5 million is more than double that of the prior year of $1.3 million

•	Cash provided by operating activities of $3.8 million; $6.8 million on an adjusted basis

•	Paid initial Series A preferred stock dividends of $1.1 million for the period from November 14, 2019 through September 30, 2020

•	All campuses are currently open with in-person instruction undertaken in accordance with CDC and local authority safety guidelines

“Despite the continued challenges presented by the COVID-19 pandemic, Lincoln’s performance is beginning to demonstrate our growth potential as well as our operating leverage as we help a growing number of students acquire new skills for in-demand essential careers,” said Scott Shaw, President and Chief Executive Officer.  “During the quarter, we grew student starts more than 15 percent, our second consecutive quarter of double-digit student start growth – a significant accomplishment in the current environment.  In addition, we increased our student population, substantially reduced the number of students on leave of absence, increased graduation rates and began to implement program replications at several campuses that are expected to contribute to our results beginning in the summer of 2021. Financially, we increased cash flow from operations, significantly reduced our debt and more than doubled our net income. The quarter’s performance and the early momentum we are experiencing in the current fourth quarter puts us in an excellent position to exceed our original, pre-COVID objectives for 2020, which is strong proof of our team’s capabilities and operating execution.”

THIRD QUARTER FINANCIAL RESULTS
(Quarter ended September 30, 2020 compared to quarter ending September 30, 2019)

•
Revenue increased $6.2 million, or 8.5% to $78.8 million from $72.6 million. The increase is due to an 8.1% increase in average student population, driven by a 15.3% increase in student starts.  Revenue growth was less than student population growth due to the continued impact of COVID-19 during the quarter.  Restricted access to externship sites and classroom labs extended graduation dates for certain programs which deferred $0.4 million of revenue to the fourth quarter along with a $0.5 million decrease in non-tuition revenue.

•
Student start growth of 15.3% benefited from our ongoing investments in marketing as well as continuous evaluation and improvement of the admissions process.  Increased efficiency is evidenced by a decline in the overall cost to obtain student starts while continuing growth.  Lincoln has now experienced three years of consistent growth in student starts, with the only exception being the first quarter of 2020 which was impacted by COVID-19.

•
Educational services and facilities expense increased $1.0 million, or 3.1% to $34.2 million from $33.2 million in the prior year.  The increase was driven by additional instructional expense and books and tools expense resulting from an increased student population combined with the return to in person instruction at all of our campuses either at the end of the second quarter or during the third quarter.

•
Selling general and administrative expense increased $3.2 million, or 8.5% to $40.7 million from $37.5 million in the prior year.  The increase was primarily driven by additional bad debt expense and marketing investments, partially offset by cost savings in sales and student services.

•	Operating income increased 79.2%, or $1.7 million during the quarter to $3.8 million from $2.1 million in the prior year.

•	Net income increased to $3.5 million, or $0.08 per diluted share, compared to $1.3 million, or $0.05 per diluted share in the prior year.

•	Cash flow from operations was $3.8 million for the quarter; $6.8 million on an adjusted basis excluding CARES Act impact.

•	As of September 30, 2020, total debt outstanding under our credit facility was $18.3, down $8.8 million from $27.1 million; liquidity was approximately $37.1 million.

THIRD QUARTER SEGMENT RESULTS

Transportation and Skilled Trades Segment
Revenue increased $4.1 million, or 7.9%, to $56.8 million from $52.7 million in the prior year.  The increase is due primarily to a 5.0% increase in average student population, driven by a 17.2% increase in student starts.  The revenue increase was despite the continued impact of COVID-19, which caused a $0.4 million decrease in non-tuition revenue.  Operating income increased 35.3% to $9.1 million from $6.8 million in the prior year comparable period.

Healthcare and Other Professions Segment
Revenue increased $2.1 million, or 10.1%, to $22.0 million from $19.9 million in the prior year.  The increase quarter over quarter is due primarily to a 14.6% increase in average student population, driven by a 10.6% increase in student starts.  The increases in revenue was despite the continued impact of COVID-19 during the third quarter that deferred $0.4 million of revenue to the fourth quarter as a result of extended graduation dates for certain programs and a $0.1 million decrease in non-tuition revenue.  Operating income increased 17.9% to $1.7 million from $1.4 million in the prior year comparable period.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $6.9 million, a $0.9 million increase compared to $6.0 in the prior year.  Additional expenses were the result of several factors including increases in incentive compensation accrual due to financial performance, stipends provided to all employees due to the COVID-19 pandemic and increase in non-cash stock expense.

NINE MONTHS FINANCIAL RESULTS
(Period ended September 30, 2020 compared to September 30, 2019)

Total revenue increased by $11.9 million, or 6.0%, to $211.3 million, as compared to $199.4 million in the prior year comparable period.  The Transportation and Skilled Trades segment revenue increased to $148.8 million a $7.8 million increase compared to $141.0 million in 2019.   The Healthcare and Other Professions segment revenue increased to $62.5 million a $4.1 million increase compared to $58.4 million in 2019.  Operating income increased to $3.7 million as compared to an operating loss of $4.8 million in the prior year comparable period

CARES ACT FUNDS
Through the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Federal Government and Department of Education have demonstrated their recognition that students are being adversely affected by the continued disruption caused by COVID-19.  Lincoln was awarded a grant of approximately $27.4 million to help ensure the continued education of its students.  The majority of the funds have been disbursed to students to offset their additional expenses related to the disruption of school operations including eligible expenses under a student’s cost of attendance, such as food, housing, course materials, technology, health care and childcare.

The Company received an initial installment of $13.7 million for emergency grants to students.  The Company has distributed $12.6 million to our students and expects to distribute the remainder over the next few months.  The $1.1 million remaining to be distributed is included in restricted cash on the Company’s Condensed Consolidated Balance Sheet.  As of September 30, 2020, the Company had received the second installment of $13.7 million which is intended for institutional costs directly related to the COVID-19 pandemic and additional emergency grants to students.  As of September 30, 2020, the Company has utilized $3.3 million of these funds for permitted expenses which was netted against the expenses included in selling, general and administrative on the Condensed Consolidated Statement of Operations.  The DOE also has published guidance regarding permitted and prohibited use of these funds and requirements for reporting the use of these funds.  If the funds are not spent or accounted for in accordance with applicable requirements, we could be required to return funds or be subject to other sanctions.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 1857026. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 1857026.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION
Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that students will return from leave of absence and be able to complete their programs of study with in-person labs and available externships and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

REVENUE	$78,792	$72,594	$211,303	$199,427
COSTS AND EXPENSES:
Educational services and facilities	34,251	33,211	90,733	92,940
Selling, general and administrative	40,700	37,451	117,011	111,512
Loss (gain) on disposition of assets	1	(211)	(96)	(211)
Total costs & expenses	74,952	70,451	207,648	204,241
OPERATING INCOME (LOSS)	3,840	2,143	3,655	(4,814)
OTHER:
Interest income	-	1	-	7
Interest expense	(278)	(754)	(960)	(2,141)
Other income	-	-	-	-
INCOME (LOSS) BEFORE INCOME TAXES	3,562	1,390	2,695	(6,948)
PROVISION FOR INCOME TAXES	50	50	150	244
NET INCOME (LOSS)	$3,512	$1,340	$2,545	$(7,192)
PREFERRED STOCK DIVIDENDS	1,074	-	1,074	-
INCOME (LOSS) AVAILABLE FOR DISTRIBUTION	$2,438	$1,340	$1,471	$(7,192)
Basic
Net income (loss) per common share	$0.08	$0.05	$0.05	$(0.29)
Diluted
Net income (loss) per common share	$0.08	$0.05	$0.05	$(0.29)
Weighted average number of common shares outstanding:
Basic	24,822	24,563	24,721	24,551
Diluted	24,822	24,608	24,721	24,551

Other Data:
EBITDA (1)	$5,622	$4,125	$9,201	$1,158
Depreciation and amortization	$1,782	$1,982	$5,546	$5,972
Number of campuses	22	22	22	22
Average enrollment	12,165	11,254	11,379	10,750
Stock-based compensation	$670	$218	$1,287	$460
Net cash provided by (used in) operating activities	$3,754	$5,889	$10,222	$(4,893)
Net cash used in investing activities	$(482)	$(1,849)	$(3,457)	$(3,061)
Net cash (used in) provided by financing activities	$(1,647)	$728	$(17,816)	$(22,238)

Selected Consolidated Balance Sheet Data:	September 30, 2020
(Unaudited)

Cash and cash equivalents *	$26,520
Restricted cash	1,073
Current assets	66,844
Working deficit	(5,909)
Total assets	205,816
Current liabilities	72,753
Long-term debt obligations, including current portion, net of deferred financing fees	17,667
Series A convertible preferred stock	11,982
Total stockholders’ equity	45,295

*	Includes $11.5 million in Cares Act funds.

As of September 30, 2020, the Company had cash, cash equivalents and restricted cash of $27.6 million, which includes cash received under the CARES Act of $11.5 million.  As of September 30, 2020, the Company had a net cash balance of $9.9 million calculated as cash, cash equivalents and restricted cash, less both the short-term and long-term portion of the Company’s Credit Facility. Excluding cash deposits from the CARES Act of $11.5 million, the Company had a reconciled net debt balance of $1.5 million.  As of September 30, 2020, the Company also can borrow an additional $21.0 million under its Credit Facility.

During the third quarter, the Company paid a $1.1 million cash dividend to its Series A preferred shareholders pursuant to the Securities Purchase Agreement entered into on November 14, 2019 and the Company’s Amended and Restated Certificate of Incorporation.  This dividend covered the period from November 14, 2019 through September 30, 2020.  The Company has the option to pay the preferred stock dividends in cash or through an increase in the stated value of the preferred shares.  The company elected to pay the dividend in cash given its strengthened liquidity position and the significantly higher stock price over the conversion price at the time of the payment.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, adjusted cash provided by (used in) operating activities, total liquidity, and reconciled net (debt) cash are measures not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define adjusted cash provided (used in) operating activities as total cash provided by (used in) operating activities, less amounts received under the CARES Act.  We define total liquidity as total cash and cash equivalents, less amounts received under the CARES Act, plus availability under the credit line. We define reconciled net (debt) cash as our cash and cash equivalents and restricted cash less both the short and long-term portion under the Company’s credit agreement, deferred financing fees, and amounts received under the CARES Act.  EBITDA, adjusted cash provided by (used in) operating activities, total liquidity and reconciled net (debt) cash are presented because we believe they are useful indicators of our performance and our ability to make strategic acquisitions and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, adjusted cash provided by (used in) operating activities, total liquidity, and reconciled net (debt) cash are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA, adjusted cash provided by (used in) operating activities, total liquidity, and reconciled net (debt) cash:

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	2020	2019	2020	2019

Net income (loss)	$3,512	$1,340	$2,545	$(7,192)
Interest expense, net	278	753	960	2,134
Provision for income taxes	50	50	150	244
Depreciation and amortization	1,782	1,982	5,546	5,972
EBITDA	$5,622	$4,125	$9,201	$1,158

	Three Months Ended September 30,
	(Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2020	2019	2020	2019	2020	2019

Net income (loss)	$9,138	$6,752	$1,655	$1,404	$(7,281)	$(6,816)
Interest expense, net	-	-	-	-	278	753
Provision for income taxes	-	-	-	-	50	50
Depreciation and amortization	1,561	1,748	106	111	115	123
EBITDA	$10,699	$8,500	$1,761	$1,515	$(6,838)	$(5,890)

	Nine Months Ended September 30,
	(Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2020	2019	2020	2019	2020	2019

Net income (loss)	$18,848	$11,052	$6,387	$4,215	$(22,690)	$(22,459)
Interest expense, net	-	-	-	-	960	2,134
Provision for income taxes	-	-	-	-	150	244
Depreciation and amortization	4,862	5,324	343	291	341	357
EBITDA	$23,710	$16,376	$6,730	$4,506	$(21,239)	$(19,724)

	Three Months Ended September 30,
	(Unaudited)
	2020	2019	Increase/ (decrease)
Cash provided by operating activities	$3,754	$5,889	$(2,135)
CARES Act impact	3,003	-	3,003
Adjusted cash provided by operating activities	$6,757	$5,889	$868

	Nine Months Ended September 30,
	(Unaudited)
	2020	2019	Increase/ (decrease)
Cash provided by (used in) operating activities	$10,222	$(4,893)	$15,115
CARES Act impact	(11,460)	-	(11,460)
Adjusted cash used in operating activities	$(1,238)	$(4,893)	$3,655

September 30, 2020
(Unaudited)
Cash and cash equivalents	$26,520
CARES Act impact	(10,387)
Subtotal	16,133
Add: availability under current credit line	21,000
Total liquidity	$37,133

September 30, 2020
(Unaudited)
Current portion of credit agreement and term loan	$(2,000)
Long-term credit agreement and term loan	(15,667)
Cash and cash equivalents	26,520
Restricted cash	1,073
Noncurrent restricted cash	-
Net cash	9,926
CARES Act impact	(11,460)
Reconciled net (debt) cash	$(1,534)

	Three Months Ended September 30,
	2020	2019	% Change
Revenue:
Transportation and Skilled Trades	$56,828	$52,652	7.9%
HOPS	21,964	19,942	10.1%
Total	$78,792	$72,594	8.5%

Operating Income (Loss):
Transportation and Skilled Trades	$9,138	$6,752	35.3%
Healthcare and Other Professions	1,654	1,403	17.9%
Corporate	(6,952)	(6,012)	-15.6%
Total	$3,840	$2,143	-79.2%

Starts:
Transportation and Skilled Trades	3,982	3,398	17.2%
Healthcare and Other Professions	1,528	1,381	10.6%
Total	5,510	4,779	15.3%

Average Population:
Transportation and Skilled Trades	8,349	7,635	9.4%
Leave of Absence - COVID-19	(333)	-	100.0%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	8,016	7,635	5.0%

Healthcare and Other Professions	4,286	3,619	18.4%
Leave of Absence - COVID-19	(137)	-	100.0%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	4,149	3,619	14.6%

Total	12,635	11,254	12.3%
Total Excluding Leave of Absence - COVID-19	12,165	11,254	8.1%

End of Period Population:
Transportation and Skilled Trades	8,811	8,055	9.4%
Leave of Absence - COVID-19	(67)	-	100.0%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	8,744	8,055	8.6%

Healthcare and Other Professions	4,462	3,960	12.7%
Leave of Absence - COVID-19	(37)	-	100.0%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	4,425	3,960	11.7%

Total	13,273	12,015	10.5%
Total Excluding Leave of Absence - COVID-19	13,169	12,015	9.6%

	Nine Months Ended September 30,
	2020	2019	% Change
Revenue:
Transportation and Skilled Trades	$148,799	$141,005	5.5%
HOPS	62,504	58,422	7.0%
Total	$211,303	$199,427	6.0%

Operating Income (Loss):
Transportation and Skilled Trades	$18,848	$11,051	70.6%
Healthcare and Other Professions	6,388	4,214	51.6%
Corporate	(21,581)	(20,079)	-7.5%
Total	$3,655	$(4,814)	175.9%

Starts:
Transportation and Skilled Trades	8,004	7,247	10.4%
Healthcare and Other Professions	3,651	3,368	8.4%
Total	11,655	10,615	9.8%

Average Population:
Transportation and Skilled Trades	7,651	7,169	6.7%
Leave of Absence - COVID-19	(260)	-	100.0%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	7,391	7,169	3.1%

Healthcare and Other Professions	4,176	3,581	16.6%
Leave of Absence - COVID-19	(188)	-	100.0%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	3,988	3,581	11.4%

Total	11,827	10,750	10.0%
Total Excluding Leave of Absence - COVID-19	11,379	10,750	5.9%

End of Period Population:
Transportation and Skilled Trades	8,811	8,055	9.4%
Leave of Absence - COVID-19	(67)	-	100.0%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	8,744	8,055	8.6%

Healthcare and Other Professions	4,462	3,960	12.7%
Leave of Absence - COVID-19	(37)	-	100.0%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	4,425	3,960	11.7%

Total	13,273	12,015	10.5%
Total Excluding Leave of Absence - COVID-19	13,169	12,015	9.6%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, Mpolyviou@evcgroup.com 732-933-2755
Media Relations: Tom Gibson, 201-476-0322